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                                                                       EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                      3CI COMPLETE COMPLIANCE CORPORATION

     3CI Complete Compliance Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL"), does hereby certify:

     First: That the Board of Directors of the Corporation, by unanimous written consent pursuant to Section 141(f) of the DGCL, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), declaring such amendment to be advisable and calling a meeting of the shareholders of the Corporation for consideration thereof. The amendment adopted provides as follows:

     That Article 4 of the Certificate of Incorporation shall be amended to read in its entirety as follows:


          "4. The total number of shares of stock which the corporation shall have authority to issue is 56,500,000 shares, of which 40,450,000 shares shall be common stock, par value $.01 per share, and 16,050,000 of which shares shall be preferred stock, without par value. The designations, rights, preferences, privileges and voting powers of the preferred stock, and any restrictions and qualifications thereof, shall be determined by the Board of Directors."



     Second: That such amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the Delaware General Corporation Law.


     Third: This Certificate of Amendment shall become effective upon the filing hereof in the Office of the Secretary of State of the State of Delaware.


     In Witness Whereof, the Corporation has caused this Certificate of Amendment to be duly executed by its President and attested to by its Secretary
as of             , 1998.


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                  ATTEST:                                    3CI COMPLETE COMPLIANCE
                                                                   CORPORATION

By:                                               By:
--------------------------------------------      --------------------------------------------
Name: Curtis W. Crane                             Name: Charles D. Crochet
      Secretary                                         President
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